Exhibit 99.1

River Valley Bancorp
Announces 70% Increase in Earnings
for the Quarter Ended June 30, 2013

For Immediate Release
Tuesday, July 16, 2013

Madison, Indiana – July 16, 2013– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the period ended June 30, 2013.

Net income for the quarter ending June 30, 2013 was $1.19 million, or $0.72 per share. Net income for the like period in 2012 was $692,000, or $0.40 per share. For the quarter ended June 30, 2013, the return on average assets was 0.99%, and the return on average equity was 13.47%, which compares to 0.68% and 8.24%, respectively, for the same period ended June 30, 2012.

The quarterly results reflect higher interest margins, augmented by accretive yield adjustments from the 2012 acquisition of Dupont State Bank. The results also include modestly higher increases in non-interest income, which was only partially offset by higher non-interest expense from the combined operation, and higher provision for income tax expense. Specifically, the organization realized approximately a $177,000 increase from accretive adjustments on the carrying value of assets acquired through the acquisition. The provision for loan losses between the like periods was nearly identical. Noninterest expense was $309,000 higher in the second quarter 2013, as compared to the second quarter 2012, due to higher salaries and employee benefits, branch-related expenses from three additional locations. This expense was partially offset by a decrease of $170,000 in the 2013 period, as compared to the three-month period in 2012, for expense associated with the carrying and disposition of delinquent and repossessed assets.

For the six-month period ended June 30, 2013, net income was $2.19 million, or $1.32 per share. For the six-month period ended June 30, 2012, net income was $1.28 million, or $0.73 per share. The return on average assets for the six-month period ended June 30, 2013 was 0.93%, and the return on average equity was 12.44%. For the same six-month period in 2012, those corresponding numbers were 0.63% and 7.67%.

For year-to-year comparison for the six-month period ended June 30, 2013, the Corporation experienced a $1.5 million increase in net interest income from interest margin on a larger asset base in 2013. Noninterest income was $475,000 higher in the six-month period ended June 30, 2013, while operating expenses were $726,000 higher as well. Provision for loan losses were moderately lower for the current six-month period, while the provision for tax liability was $515,000 higher, reflecting the dramatically higher net income number. Again, most of the recorded variations are attributable to the acquisition in November 2012.

Assets totaled $475.7 million as of June 30, 2013, an increase of approximately $67.3 million from the $408.4 million reported as of June 30, 2012. Net loans, including loans held for sale, were $294.7 million as of June 30, 2013, an increase of $41.4 million from the balance reported as of June 30, 2012 of $253.3 million. As of June 30, 2013, deposits totaled $388.6 million, an increase of $83.1 million from the $305.5 million reported as of June 30, 2012.

“It is a pleasure to report dramatically higher operating results for the second quarter 2013,” stated Matthew P. Forrester, President of River Valley Bancorp. “It is extremely difficult in this type of informational announcement to describe all of the nuances that are attributable to purchase accounting. Suffice it to say, the acquisition of Dupont State Bank has afforded many positives including an increase in earnings and an expanded market.” The CEO further added, “It is exciting to know that we are setting new performance standards that we hope will be mere benchmarks in the future.”

Stockholders’ equity as of June 30, 2012 was $33.7 million, or 7.56% as expressed as a percentage of assets. The Bank comfortably exceeds the three regulatory capital standards designated as “well capitalized.” Reported book value of shares was $21.98, or excluding preferred shares, that value is $18.78.

Total delinquent loans (which include loans purchased from Dupont State Bank with credit impairment), defined as loans 30 days or more past due, as a percentage of total loans, were 3.02% as of June 30, 2013 and 2.42% as of June 30, 2012. Non-performing loans, including loans purchased with credit impairment, to total loans were 4.68% as of June 30, 2013 as compared to 4.11% as of June 30, 2012. As presented, the increases in delinquency and non-performing loans are directly related to assets acquired in the merger transaction.

As of June 30, 2013, the allowance for loan losses (ALL) totaled $4.04 million, but does not include amounts recognized as “fair market” adjustments on the acquired institution’s loan portfolio. Those loans have a separate and identified “mark” at the time of the closing, and only new developments to that portfolio are reflected in the provision for loan loss calculations. The balance of the ALL on June 30, 2012 was $3.52 million.

The last reported trade of “RIVR” stock on July 15, 2013 was at $23.19.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended	3 Months Ended	6 Months Ended	6 Months Ended
	6-30-2013	6-30-2012	6-30-2013	6-30-2012

Assets			$475,737	$408,360
Net Loans, including loans held for sale			294,722	253,269
Allowance for Loan
Losses (ALL)			4,036	3,521
Deposits			388,618	305,481
Borrowings and Advances			49,717	65,217
Stockholders’ Equity			33,696	33,633

Total Interest Income	$4,919	$4,236	9,710	8,616
Total Noninterest Income	1,285	1,099	2,456	1,981
Interest Expense	1,064	1,266	2,154	2,576
Noninterest Expense	3,193	2,884	6,374	5,648
Provision for Loan Losses	318	322	636	796
Taxes	441	171	808	293
Net Income	1,188	692	2,194	1,284

ROAA	0.99%	0.68%	0.93%	0.63%
ROAE	13.47%	8.24%	12.44%	7.67%
Earnings per Basic Share	$0.72	$0.40	$1.32	$0.73
Diluted Earnings per Share	$0.72	$0.40	$1.32	$0.73

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Corporation's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949